Exhibit 99.1

DarioHealth Reports Second Quarter 2022 Financial and Operating Results

•	Q2 revenue of 6.2 million, a 17.5% increase from the $5.3 million of the second quarter of 2021. Six-month year-to-date revenue totaled $14.2 million, a 60.8% increase over the first six months of 2021

•	$55 million in total commercial contract value reflecting continued strong momentum across Business-to-Business-to-Consumer (B2B2C) channels

•	Selected by a national health plan as strategic behavioral health partner, providing reach to nearly ten million additional members

•	Sanofi and other strategic partnerships gaining traction and expected to accelerate recurring revenue streams from employers and health plans

•	Improved financial profile as company completes shift to B2B2C focus and reports $68 million of cash and equivalents on the balance sheet as of June 30

Company to host conference call and webcast 8:30 am ET today

NEW YORK, August 15, 2022 /PRNewswire/ -- DarioHealth Corp. (Nasdaq: DRIO) (“Dario” or the "Company"), a leader in the global digital therapeutics (DTx) market, today reported financial results for the second quarter 2022 and provided a corporate and commercial update.

“Dario continues to enjoy tremendous momentum since establishing our focus on B2B2C customer channels more than two years ago, reflecting the market’s increasing demand for integrated, holistic digital health solutions to manage chronic conditions,” stated Erez Raphael, Chief Executive Officer of Dario. “We now see B2B2C contract values totaling $55 million in the aggregate, demonstrating the strength of our offering as an emerging leader in the digital therapeutics market.”

“A clear highlight since our last quarterly update is our recent contract with a national health plan to deploy our behavioral health solution through its behavioral health platform, allowing us to reach approximately ten million additional members. A brief contracting delay with this plan contributed to the decline in revenue during the second quarter relative to the first quarter. However, we anticipate that this will reverse in the second half of 2022, as this plan has already started contributing revenue in the current quarter.”

“Our Direct-to-Consumer (DTC) business was foundational to the initial development of Dario’s platform as it exists today, yielding the data and insights necessary to drive the product enhancements necessary to create attractive solutions for both employers and health plans. We believe that our strategy and efforts in the DTC business were a resounding success, as we see the market now demands a comprehensive, clinically proven offering such as the one we developed.”

“Now, given the significant activity we are experiencing in the B2B2C channel both through direct and partner led initiatives, we need to deploy our human and capital resources to address value accretive activities in the much larger and more lucrative B2B2C channel – the next stage of our multi-year strategic plan. As a result, we made the strategic decision during the second quarter to diminish focus on our legacy DTC business while prioritizing our B2B2C opportunity. This decision had a modest impact on DTC revenue and related expenses in the second quarter. We anticipate that this impact will continue to lessen the influence of DTC revenue and expenses in the second half of the year while enhancing the long-term growth opportunity with employers and health plans.”

“However, we anticipate this impact will be temporary as we expect continued strong demand for our B2B2C solutions to more than offset the decrease in DTC revenue, driving overall revenue growth in 2023 and 2024. Going forward, we expect that this strategic shift will significantly improve our financial profile, with larger, more stable, recurring revenues from B2B2C pools of users and lower customer acquisition costs, and also result in higher margins and an extended cash runway,” Mr. Raphael concluded.

“We are seeing continued contract and revenue growth with several ‘off-cycle’ employer sales and our previously announced health plans contributing to revenue,” stated Rick Anderson, President of Dario North America. “Our collaboration with Sanofi continues to gain traction, as the Sanofi sales organization amplifies our efforts and starts to yield health plan and other strategic opportunities. Similarly, our partnership with Solera Health is off to a strong start, with a large regional health plan in the late contracting phase, offering further evidence of the value that we can drive through our partner channels. Our pipeline is the richest it has been in the company’s history, driven by the breadth and depth of our integrated, multi-chronic condition platform. We anticipate announcing many more customers from our growing pipeline over the remainder of the year.”

Q2 2022 and Recent Highlights

•	Completed transition from DTC to B2B2C business focus, which is expected to continue to improve margins, reduce operating expenses and extend cash runway

•	Announced a contract with a leading national health plan to incorporate Dario’s behavioral health solution within the plan’s behavioral health platform. The contract, which allows Dario to reach close to ten million additional members, is expected to begin to generate revenue in Q3 of 2022

•	B2B2C accounts increased 10% in an off-cycle quarter which keeps Dario on track to exceed 100 contracts by year end

•	Reduced ongoing customer acquisition costs by 70% as a result of the strategic shift to B2B2C model

•	Collaboration with Sanofi continues to gain traction with health plan sales outreach

•	Announced strategic partnership with Solera Health, adding another valuable partnership, extending the Company’s reach and penetration into the health plan market

•	Existing partnerships, including Virgin Pulse, are seeing strong opportunity growth and are beginning to yield customers

•	Hired Brian Harrigan as Senior Vice President of Employer Sales to support Dario’s rapid growth in the employer markets

•	Strong pipeline growth continues to demonstrate the strength of Dario’s multi-condition suite, with more than 40% of pipeline opportunities for multi-condition contracts

•	Secured up to $50 million non-dilutive credit facility with OrbiMed, a leading healthcare investor; ended the second quarter with $68 million in cash and equivalents

•	Presented three new studies demonstrating improved health in users with multiple conditions at the American Diabetes Association's 82nd Scientific Sessions

Second Quarter 2022 Results Summary

Revenues for the second quarter ended June 30, 2022, were $6.2 million, a 17.5% increase from the $5.3 million for the second quarter ended June 30, 2021. The increase in revenues resulted from higher revenues from the company’s commercial market segments, including health plans, employers and providers. Revenues declined 23.3% sequentially from the first quarter ended March 31, 2022 due to a delay in the signing of one large health plan contract.

Gross profit for the second quarter of 2022 was $1.1 million, a decrease of $0.4 million, compared to gross profit of $1.5 million for the second quarter of 2021. Gross profit as a percentage of revenues declined to 18.4% in the second quarter of 2022, from 28.7% in the second quarter of 2021, due to the change in mix of revenue caused by the aforementioned delay in health plan revenues.

Pro-forma gross profit, excluding $1.1 million of non-cash amortization of expenses related to the acquisition of technology, was $2.2 million, or 36.1% of revenues, for the three months ended June 30, 2022, compared to a pro-forma gross profit of $2.6 million, or 49.4% of revenues for the three months ended June 30, 2021. Non-GAAP gross margins for the B2B2C business channel exceeded 70% in the second quarter.

Total operating expenses for the second quarter of 2022 were $18.5 million compared with $19.5 million for the second quarter of 2021 and $19.8 million for the first quarter of 2022, a decrease of $1 million, or 5.2%, compared to the second quarter of 2021, and a decrease of $1.3 million, or 6.9%, compared to the first quarter of 2022. The decrease compared to the first quarter of 2022 resulted from a decrease in our DTC marketing expenses. Total operating expenses excluding stock-based compensation, acquisition expenses and depreciation for the second quarter of 2022 were $13.4 million compared to $13.5 million for the second quarter of 2021, and $14.9 million for the first quarter of 2022.

Operating loss for the second quarter of 2022 was $17.4 million, a decrease of $0.6 million, or 3.6%, compared to $18.0 million for the second quarter of 2021, and an increase of $1.5 million, or 9.3%, compared to $15.9 million for the first quarter of 2022. The decrease compared to the second quarter of 2021 was mainly due to the decrease in operating expenses, and the increase compared to the first quarter of 2022 was mainly due to the decrease in our gross profit.

Net loss was $18.0 million in the second quarter of 2022, an increase of $0.2 million, or 1.5%, compared to the $17.8 million net loss in the second quarter of 2021, and an increase of $2.1 million, or 13.3%, compared to the first quarter of 2022. Net loss excluding stock-based compensation, acquisition expenses and depreciation for the second quarter of 2022 was $11.8 million compared to $10.6 million for the second quarter of 2021 and $9.9 million in the first quarter of 2022.

Non-GAAP billings for the three months ended June 30, 2022, were $6.1 million, a 19% increase from $5.1 million for the three months ended June 30, 2021. The increase is a result of higher sales generated in the three months ended June 30, 2022, compared to the three months ended June 30, 2021. A reconciliation of GAAP to non-GAAP measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Financial Results for the Six Months Ended June 30, 2022:

Revenues for the six months ended June 30, 2022 were $14.2 million, a 60.8% increase from $8.8 million for the six months ended June 30, 2021.

Gross profit for the six months ended June 30, 2022 was $5.1 million, an increase of 98%, or $2.5 million, compared to gross profit of $2.6 million for the six months ended June 30, 2021.

Pro-forma gross profit, excluding $2 million of amortization of expenses related to acquisitions, was $7.1 million for the six months ended June 30, 2022, compared to a proforma gross profit of $4.2 million for the six months ended June 30, 2021. Pro-forma gross profit margin, excluding amortization of expenses related to the acquisitions, was 50.2% for the six months ended June 30, 2022, compared to 47.5 % for the six months ended June 30, 2021.

Total operating expenses for the six months ended June 30, 2022 were $38.3 million, an increase of $3.4 million, or 9.8%, compared with $34.9 million for the six months ended June 30, 2021. The increase resulted from an increase in research and development activities and sales and marketing expenses.

Operating loss for the six months ended June 30, 2022 increased by $0.9 million to $33.2 million, compared to a $32.3 million operating loss for the six months ended June 30, 2021. This increase is mainly due to the increase in operating expenses. Total operating expenses excluding stock-based compensation, acquisition expenses and depreciation for the six months ended June 30, 2022 were $28.3 million compared to $24.1 million for the six months ended June 30, 2021.

Net loss was $33.9 million for the six months ended June 30, 2022 compared to a net loss of $32.7 million for the six months ended June 30, 2021. The increase was driven by higher operating expenses.

Non-GAAP billings for the six months ended June 30, 2022 were $14.1 million, a 59% increase from $8.8 million for the six months ended June 30, 2021.

Non-GAAP adjusted net loss for the six months ended June 30, 2022 was $21.1 million, a 6.5% increase from a $19.8 million non-GAAP adjusted net loss for the six months ended June 30, 2021.

A reconciliation of GAAP to non-GAAP measures has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."

Conference Call Details: Monday, August 15, 8:30am ET

Dial-in Number: 877-451-6152

International Dial-in: 201-389-0879

Conference ID:  DarioHealth Second Quarter 2022 Results Call

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1562603&tp_key=47da09b71a

Participants are asked to dial-in approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately two hours after completion through September 15, 2022. To listen to the replay, dial 844-512-2921 (domestic) or 412-317-6671 (international) and use replay passcode 13732068.

About DarioHealth Corp.

DarioHealth Corp. (Nasdaq: DRIO) is a leading global digital therapeutics company revolutionizing how people with chronic conditions manage their health. DarioHealth offers one of the most comprehensive digital therapeutics solutions on the market - covering multiple chronic conditions including diabetes, hypertension, weight management, musculoskeletal and behavioral health within one integrated technology platform.

Dario's next-generation, AI-powered, digital therapeutic platform supports more than just an individual's disease. Dario provides adaptive, personalized experiences that drive behavior change through evidence-based interventions, intuitive, clinically proven digital tools, high-quality software, and coaching to help individuals improve health and sustain meaningful outcomes.

Dario's unique user-centric approach to product design and engagement creates an unparalleled experience that is highly rated by users and delivers sustainable results.

The company's cross-functional team operates at the intersection of life sciences, behavioral science, and software technology and utilizes a performance-based approach to improve its users' health.

On the path to better health, Dario makes the right thing to do the easy thing to do. To learn more about DarioHealth and its digital health solutions or for more information, visit http://dariohealth.com, the content of which is not incorporated by reference in this press release.

Cautionary Note Regarding Forward-Looking Statements

This news release and the statements of representatives and partners of the Company related thereto contain or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "plan," "project," "potential," "seek," "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" are intended to identify forward-looking statements. For example, the Company is using forward-looking statements in this press release when it discusses that it continues to enjoy tremendous momentum since establishing our focus on B2B2C, that the current B2B2C contract value totaling $55 million demonstrates the strength of its offering as an emerging leader in the digital therapeutics market, that it expects the decline in revenue observed in the second quarter to reverse in the second half of 2022 as it expects its customer to start contributing to revenue later in 2022, that it expects its DTC revenue and expenses to decrease as it focuses its resources on the B2B2C business, that it expects continuing, strong demand for its B2B2C solutions to more than offset the decrease in DTC revenue and support its anticipated revenue growth in 2023 and 2024, that it anticipates its strategic shift will significantly improve its financial profile and also result in higher margins and an extended cash runway, that it anticipated announcing many more customers over the remainder of the year, the timing that certain agreements will begin contributing to revenue, that it anticipates exceeding 100 contracts by year end. Readers are cautioned that certain important factors may affect the Company's actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect the Company's results include, but are not limited to, regulatory approvals, product demand, market acceptance, impact of competitive products and prices, product development, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks, and the risks associated with the adequacy of existing cash resources. Additional factors that could cause or contribute to differences between the Company's actual results and forward-looking statements include, but are not limited to, those risks discussed in the Company's filings with the U.S. Securities and Exchange Commission. Readers are cautioned that actual results (including, without limitation, the timing for and results of the Company's commercial and regulatory plans for Dario™ as described herein) may differ significantly from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with peer companies, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures provided in the financial statement tables below.

Billings (non-GAAP). We define billings as revenue recognized in accordance with GAAP plus the change in deferred revenue from the beginning to the end of the period and adjustment to the deferred revenue balance due to adoption of the new revenue recognition standard less any deferred revenue balances acquired from business combination(s) during the period. We consider billings to be a useful metric for management and investors because billings drive future revenue, which is an important indicator of the health and viability of our business. There are a number of limitations related to the use of billings instead of GAAP revenue. First, billings include amounts that have not yet been recognized as revenue and are impacted by the term of security and support agreements. Second, we may calculate billings in a manner that is different from peer companies that report similar financial measures. Management accounts for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with GAAP revenue.

Operating expenses (non-GAAP). Our presentation of non-GAAP operating expenses excludes stock-based compensation expenses. Due to varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company's non-cash operating expenses, we believe that providing non-GAAP financial measures that exclude non-cash expense provides us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time.

Net loss (non-GAAP). Our presentation of adjusted net loss excludes the effect of certain items that are non-GAAP financial measures. Adjusted net loss represents net loss determined under GAAP without regard to stock-based compensation expenses, deferred inventory and depreciation of fixed assets. We believe these measures provide useful information to management and investors for analysis of our operating results.

DARIOHEALTH CORP. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	June 30,	December 31,
	2022	2021
	Unaudited
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$67,949	$35,808
Short-term restricted bank deposits	177	192
Trade receivables	3,138	1,310
Inventories	8,347	6,228
Other accounts receivable and prepaid expenses	2,833	2,067

Total current assets	82,444	45,605

NON-CURRENT ASSETS:
Deposits	9	20
Operating lease right of use assets	212	287
Long-term assets	71	57
Property and equipment, net	773	702
Intangible assets, net	12,190	12,460
Goodwill	41,640	41,640

Total non-current assets	54,895	55,166

Total assets	$137,339	$100,771

DARIOHEALTH CORP. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except stock and stock data)

	June 30,	December 31,
	2022	2021
	Unaudited
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Trade payables	$3,280	$5,109
Deferred revenues	999	1,195
Operating lease liabilities	137	266
Other accounts payable and accrued expenses	6,806	7,806
Earn-out liability	1,764	825

Total current liabilities	12,986	15,201

NON-CURRENT LIABILITIES
Operating lease liabilities	52	21
Long-term loan	23,061	—
Warrant liability	1,588	—

Total non-current liabilities	24,701	21

STOCKHOLDERS’ EQUITY
Common stock of $0.0001 par value - Authorized: 160,000,000 shares at June 30, 2022 (unaudited) and December 31, 2021; Issued and Outstanding: 22,860,044 and 16,573,420 shares at June 30, 2022 (unaudited) and December 31, 2021, respectively	2	2
Preferred stock of $0.0001 par value - Authorized: 5,000,000 shares at June 30, 2022 (unaudited) and December 31, 2021; Issued and Outstanding: 10,797 and 11,927 shares at June 30, 2022 (unaudited) and December 31, 2021, respectively	*)-	*)-
Additional paid-in capital	356,492	307,561
Accumulated deficit	(256,842)	(222,014)

Total stockholders’ equity	99,652	85,549

Total liabilities and stockholders’ equity	$137,339	$100,771

DARIOHEALTH CORP. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except stock and stock data)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2021	2022	2021

	Unaudited		Unaudited
Revenues	$6,183	$5,261	$14,242	$8,856
Cost of revenues (excluding amortization shown separately below)	3,951	3,033	7,093	5,172
Amortization of acquired intangible assets	1,094	720	2,026	1,095

Gross profit	1,138	1,508	5,123	2,589

Operating expenses:
Research and development	$4,137	$3,742	$10,064	$6,397
Sales and marketing	9,297	9,648	18,832	16,780
General and administrative	5,059	6,121	9,454	11,742

Total operating expenses	18,493	19,511	38,350	34,919

Operating loss	17,355	18,003	33,227	32,330

Total financial (income) expenses, net	672	(238)	716	401

Loss before taxes	18,027	17,765	33,943	32,731

Income Tax	1	—	1	—

Net loss	$18,028	$17,765	$33,944	$32,731

Other comprehensive income (loss):
Deemed dividend	433	488	884	1,032

Net loss attributable to shareholders	$18,461	$18,253	$34,828	$33,763

Net loss per share:

Basic and diluted loss per share	$0.74	$0.99	$1.43	$1.85
Weighted average number of common stock used in computing basic and diluted net loss per share	22,426,019	15,691,359	21,925,089	15,460,758

DARIOHEALTH CORP. AND ITS SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Six months ended
	June 30,
	2022	2021

	Unaudited
Cash flows from operating activities:
Net loss	$(33,944)	$(32,731)
Adjustments required to reconcile net loss to net cash used in operating activities:
Stock-based compensation, common stock, and payment in stock to directors, employees, consultants, and service providers	8,972	9,900
Depreciation	154	133
Change in operating lease right of use assets	75	65
Amortization of acquired inventories step-up	-	523
Amortization of acquired intangible assets	2,087	1,106
Increase in trade receivables	(1,828)	(452)
Decrease (increase) in other accounts receivable, prepaid expense and long-term assets	(562)	134
Increase in inventories	(2,119)	41
Increase in trade payables	(1,838)	54
Decrease in other accounts payable and accrued expenses	(1,107)	(1,472)
Decrease in deferred revenues	(196)	(43)
Change in operating lease liabilities	(98)	(96)
Remeasurement of earn-out	939	—
Non-Cash financial expenses	256	—

Net cash used in operating activities	(29,209)	(22,838)

Cash flows from investing activities:
Investment In deposit	-	(1)
Purchase of property and equipment	(225)	(97)
Cash paid as part of PsyInnovations Inc. (dba WayForward) acquisition	-	(5,023)
Cash paid as part of Upright Technologies Ltd. acquisition	-	(2,472)
Intangible assets purchases incurred, Physimax Technologies LTD.	(115)	—

Net cash used in investing activities	(340)	(7,593)

Cash flows from financing activities:
Proceeds from issuance of common stock and prefunded warrants (net of issuance costs)	38,023	64,877
Proceeds from exercise of warrants	-	633
Proceeds from exercise of options	-	256
Proceeds from borrowings on credit agreement	23,786	-
Repurchase and retirement of common stock	(134)	-

Net cash provided by financing activities	61,675	65,766

Increase in cash, cash equivalents and restricted cash and cash equivalents	32,126	35,335
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	35,948	28,725

Cash, cash equivalents and restricted cash and cash equivalents at end of period	$68,074	$64,060

Supplemental disclosure of cash flow information:

Cash paid during the period for interest on long-term loan	$181	$-

Reconciliation of Revenue to Billing (Non-GAAP)
U.S. dollars in thousands

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

GAAP Revenue	6,183	5,261	14,242	8,856
Add:
Change in deferred revenue	(94)	(136)	(196)	(43)

Billing (Non-GAAP)	6,089	5,125	14,046	8,813

Reconciliation of Operating Loss, Net Loss and Operating Expenses to Adjusted

Operating Loss, Net Loss and Operating Expenses (Non-GAAP)

U.S. dollars in thousands

Three months ended June 30, 2022

	GAAP	Stock-Based Compensation Expenses	Earn-out revaluation, acquisition costs, amortization of acquisition related expenses and depreciation of fixed assets	Non-GAAP
Cost of Revenues	$5,045	(25)	(1,121)	3,899
Gross Profit	1,138	25	1,121	2,284

Research and development	4,137	(560)	(10)	3,567
Sales and Marketing	9,297	(1,481)	(263)	7,553
General and Administrative	5,059	(1,563)	(1,206)	2,290
Total Operating Expenses	18,493	(3,604)	(1,479)	13,410
Operating Loss	$(17,355)	3,629	2,600	(11,126)
Financing income	672	-	-	672
Income Tax	1			1
Net Loss	$(18,028)	3,629	2,600	(11,799)

Three months ended June 30, 2021

	GAAP	Stock-Based Compensation Expenses	Acquisition costs, amortization of acquisition related expenses and depreciation of fixed assets	Non-GAAP
Cost of Revenues	$3,753	(24)	(1,123)	2,606
Gross Profit	1,508	24	1,123	2,655

Research and development	3,742	(650)	(17)	3,075
Sales and Marketing	9,648	(1,169)	(23)	8,456
General and Administrative	6,121	(3,619)	(511)	1,991
Total Operating Expenses	19,511	(5,438)	(551)	13,522
Operating Loss	$(18,003)	5,462	1,674	(10,867)
Financing income	(238)	-	-	(238)
Net Loss	$(17,765)	5,462	1,674	(10,629)

Reconciliation of Operating Loss, Net Loss and Operating Expenses to Adjusted

Operating Loss, Net Loss and Operating Expenses (Non-GAAP)

U.S. dollars in thousands

Six months ended June 30, 2022

	GAAP	Stock-Based Compensation Expenses	Earn-out revaluation, acquisition costs, amortization of acquisition related expenses and depreciation of fixed assets	Non-GAAP
Cost of Revenues	$9,119	(48)	(2,075)	6,996
Gross Profit	5,123	48	2,075	7,246

Research and development	10,064	(2,048)	(21)	7,995
Sales and Marketing	18,832	(3,132)	(304)	15,396
General and Administrative	9,454	(3,744)	(781)	4,929
Total Operating Expenses	38,350	(8,924)	(1,106)	28,320
Operating Loss	$(33,227)	8,972	3,181	(21,074)
Financing income	716	-	-	716
Income Tax	1			1
Net Loss	$(33,944)	8,972	3,181	(21,791)

Six months ended June 30, 2021

	GAAP	Stock-Based Compensation Expenses	Acquisition costs, amortization of acquisition related expenses and depreciation of fixed assets	Non-GAAP
Cost of Revenues	$6,267	(37)	(1,680)	4,550
Gross Profit	2,589	37	1,680	4,306

Research and development	6,397	(1,064)	(32)	5,301
Sales and Marketing	16,780	(2,204)	(34)	14,542
General and Administrative	11,742	(6,595)	(896)	4,251
Total Operating Expenses	34,919	(9,863)	(962)	24,094
Operating Loss	$(32,330)	9,900	2,642	(19,788)
Financing income	401	-	-	401
Net Loss	$(32,731)	9,900	2,642	(20,189)

DarioHealth Corporate Contact

Mary Mooney

VP Marketing

Mary@dariohealth.com

+1-312-593-4280

Media Contact:

Scott Stachowiak

Scott.Stachowiak@russopartnersllc.com

+1-646-942-5630